FOR IMMEDIATE RELEASE

BOK Financial announces resignation of chief operating officer;
Organizational changes planned in Commercial Banking and Credit

Tulsa, Okla. (March 20, 2015) - BOK Financial (NASDAQ: BOKF) announced today that its chief operating officer, Dan Ellinor, has resigned after a 12-year career with the company. Ellinor leaves a strong legacy of record loan growth and successful expansion into new markets during his time with BOK Financial, said President and CEO Steve Bradshaw.

“Dan has had a meaningful impact on BOK Financial’s strategic direction and financial results in his time leading the commercial bank, as well as serving as COO the past year and a half,” said Bradshaw. “I will sincerely miss his partnership. I appreciate all he’s done for the company and wish him all the best for the future.”

Before joining BOK Financial, Ellinor had a 20-year banking career in Texas and maintains a residence in Austin. He plans to return there to be near family and pursue entrepreneurial opportunities.

“The past 12 years with BOK Financial have been truly valuable, both personally and professionally. I’ve enjoyed the opportunity to work with great co-workers and clients, and happily made Tulsa my home away from home,” said Ellinor. “But I’m ready to go back to Texas with my family and start the next chapter of our journey.”

The role of COO will not be back-filled. Instead, a new position within the Commercial Banking division has been created and some additional organizational changes have been announced.

Chief Credit Officer Stacy Kymes has been named executive vice president, Corporate Banking, a new role designed to oversee the specialized banking groups within Commercial Banking. These groups include energy, commercial real estate, healthcare and syndications. He will also be responsible for TransFund, the company’s electronic funds transfer network.

“Throughout his career here, Stacy has served in a number of roles that have exposed him to the financial infrastructure of the company. His experience as chief credit officer has well-positioned him to take on the new responsibilities in the Commercial bank,” said Bradshaw.

A new chief credit officer has not been named at this time, but Kymes will support the division in the interim and ensure successful transition until a successor is identified, said Bradshaw. The intent is to fill the position with an internal candidate.

Norm Bagwell, executive vice president, Regional Banks, and CEO, Bank of Texas, will maintain his existing role as leader of the market banks and gain additional responsibilities over the Business Banking and Treasury Services groups.

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About BOK Financial Corporation
BOK Financial Corporation is a $29 billion regional financial services company based in Tulsa, Okla. The company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates the TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas, and Colorado State Bank and Trust. Through its subsidiaries, the company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
Investor Contact:
Joe Crivelli, Director of Investor Relations
918-595-3027 or jcrivelli@bokf.com

Media Contact:
Andrea Myers, Director of Corporate Communications
918-594-7794 or amyers@bokf.com